Exhibit 19.1

JAGUAR ANIMAL HEALTH, INC.

POLICY ON INSIDER TRADING AND TIPPING

(to be effective upon the Company’s initial public offering)

INTRODUCTION

In the normal course of business, officers, directors and employees of Jaguar Animal Health, Inc. (“Company”) may come into possession of material nonpublic information. This information is considered the property of the Company. In particular, if you are an insider under the law or covered by this Policy, you may not seek to profit from material nonpublic information by buying or selling securities yourself, or passing on the information to others to enable them to profit, or to enable them to profit on your behalf. The purpose of this Policy statement is both to inform you of your legal responsibilities in this area and to make clear to you that the misuse of sensitive information is contrary to Company policy and will be dealt with severely.

Material Nonpublic Information

What constitutes “material nonpublic information” is described generally below and is defined more specifically with additional examples in Section C of this Policy. For information to be “material,” it must be a fact that the typical investor would likely consider significant. It is important to keep in mind that material information need not be definite information. Information that something is likely to happen, or even just that it may happen, can be considered material. For example, if you found out that a prototype of a new product was a success, from which you inferred a new product might be launched successfully, you may be in possession of material information. So, too, if you learned that the Company was negotiating to acquire or to be acquired by another company, even though there was not yet an agreement on a deal.

“Nonpublic” information is any information that is not reasonably accessible to the investing public. Once the Company releases information through public channels (for instance, a press release), it may take a few additional days for it to be broadly disseminated.

Insider Trading Laws

Trading in securities on the basis of material nonpublic information is against the law. Insider trading violations are punishable under federal law by fines of as much as $5,000,000 and as many as 20 years in jail. In addition, the Securities and Exchange Commission (“SEC”) may seek a civil penalty of up to three times the profits made or losses avoided from illegal trading. Insiders who illegally trade also may need to disgorge any profits made and are often subjected to an injunction against future violation. Finally, insiders who illegally trade may be subject to monetary liability in private lawsuits with other investors, which have become increasingly frequent in recent years.

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Employers and other controlling persons (including supervisory personnel) are also at risk under federal law.

You should be aware that stock market surveillance techniques for public companies are becoming more sophisticated all the time, and the chance that federal authorities will detect and prosecute even small level trading is a significant one. The risk is simply not worth taking.

Trading and Tipping

As an officer, director or employee, you may not seek to benefit personally by buying or selling stock while in possession of material nonpublic information that you have learned as a result of your relationship with the Company. This rule applies, of course, to trading in the Company’s own securities (whether Common Stock or options on stock). But it also applies to trading in the securities of other companies if you learn something in the course of your employment or relationship with us that might affect their value. For instance, if you learned that the Company was about to award a major contract to ABC Corporation, it would probably be an insider trading violation to buy ABC securities. Even if you learned something about ABC while on a sales call to ABC, buying or selling ABC stock might well be considered illegal.

The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss or decline in value based on bad news). Keep in mind also that the mere fact that you are aware of material nonpublic information is enough to bar you from trading. It is no excuse that your reasons for trading were not based on that information.

Besides your obligation to refrain from trading while in possession of material nonpublic information, you are also prohibited from “tipping” others. The concept of unlawful tipping includes passing on information to friends, family members or others under circumstances that might permit them to make a profit or avoid a loss. When tipping occurs both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee turns around and gives the information. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where such information may be heard by others.

POLICY

Because insider trading liability operates as such a threat to both you and the Company, it is contrary to Company policy to engage in any activity that would be considered unlawful trading or tipping, whether in our own Company’s securities or the securities of another with information gained as a result of your employment or relationship with the Company. Persons violating this Policy will be subject to sanctions up to and including immediate termination of employment.

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A. Scope

1. Persons Covered

This Policy covers all directors, officers and employees of the Company and its subsidiaries, their immediate family members sharing the same household and any entities such as trusts, partnerships, or corporations over which they have or share voting or investment control (collectively referred to as “Insiders”). The term “immediate family members” shall mean any children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings, or any relationships as a result of marriage, and shall include adoptive relationships. This Policy also applies to any outsiders such as consultants and contractors whom the Company may designate as Insiders because they have access to material nonpublic information concerning the Company.

2. Transactions Covered

This Policy applies to any and all transactions in the Company’s securities, including its Common Stock and options to purchase Common Stock, and any other type of securities that the Company may issue, such as preferred stock, bonds, debentures and warrants, as well as to exchange-traded options or other derivative securities.

3. Acknowledgement and Agreement to Comply

This Policy is being delivered to all directors, officers, employees and designated outsiders and will be delivered to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company and/or its subsidiaries. Upon first receiving a copy of this Policy or any revised versions, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with this Policy’s terms.

B. Insider Trading Compliance Officer

The Company has designated the Chief Financial Officer of the Company as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth in Section D.

The Chief Executive Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

C. Definition of “Material Nonpublic Information”

1. “Material” Information

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of

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the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•
Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•
Company projections and strategic plans.
•
Potential mergers and acquisitions or the sale of Company assets.
•
New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
•
Major discoveries or significant changes or developments in products or product lines, research or technologies.
•
Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•
Significant pricing changes.
•
Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•
Purchases or redemptions of the Company’s own securities.
•
Significant changes in senior management.
•
Significant labor disputes or negotiations.
•
Actual or threatened major litigation or the resolution of such litigation.
•
Exclusive license and other patent agreements.
•
Capital investment plans and changes in such plans.

2. “Nonpublic” Information

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” after the Company’s widespread public release of the information.

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3. Consult the Compliance Officer for Guidance

Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.

D. Trading Policy and Procedures

1. Prohibited Activities

Except as permitted under Sections D.3 or D.4 below:

(a)
No Insider may trade in (buy or sell) Company securities while possessing material nonpublic information concerning the Company. Persons possessing such information may trade only after the Company’s widespread public release of the information.
(b)
No Insider may trade in Company securities during the period commencing fifteen days prior to the end of the next fiscal quarter (i.e., March 15, June 15, September 15 and December 16) and ending at the close of business on the second full trading day following the date of public disclosure of the financial results for a particular fiscal quarter or fiscal year. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section D.2(c) below.
(c)
No Insider may trade in Company securities during any special trading blackout periods designated by the Compliance Officer or the Board of Directors. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities due to financial hardship or other hardships, but only in accordance with the procedures set forth in Section D.2(c) below.
(d)
No Insider may disclose to any outside third party that a special trading blackout period has been designated.
(e)
No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.
(f)
No Insider may give trading advice of any kind about the Company to anyone, except that Insiders should advise others not to trade if doing so might violate the law or

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this Policy. The Company strongly discourages all Insiders from ever giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.
(g)
No Insider may (i) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (ii) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (iii) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.
(h)
Any director or executive officer of the Company must hold Company securities for a minimum of six months before sale in accordance with Section 16 of the Securities and Exchange Act of 1934, as amended.
(i)
No Insider may engage in a short sale of the Company’s securities. Short sales generally evidence an expectation on the part of the seller that the securities will decline in value and may reduce a seller’s incentive to seek to improve the Company’s performance. In addition, Section 16(c) of the Securities and Exchange Act of 1934, as amended, prohibits officers and directors from engaging in short sales.
(j)
No Insider may pledge shares as collateral for a loan or hold Company securities in a margin account. However, any bona fide pledge arrangement in place at the time of adoption of this version of this Policy shall not be prohibited provided such pledge is terminated within one year of the time of adoption of this version of this Policy.
(k)
No Insider may engage in hedging transactions involving the Company’ securities, other than by means of options granted by the Company.

2. Preclearance of Trades by Certain Insiders

Except as permitted under Sections D.3 or D.4 below:

(a)
To avoid even the appearance of an improper transaction and given their position in the Company, in addition to the other provisions of this Policy, the Insiders identified on Schedule A to this Policy may not trade in Company securities unless and until:

(i) such Insider has notified the Compliance Officer in writing of the amount and nature of the proposed trade;

(ii) such Insider has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade that he or she is not in possession of material nonpublic information concerning the Company; and

(iii) the Compliance Officer has precleared the trade.

(b)
The Compliance Officer may not trade in Company securities unless the trade has been precleared by the Chief Executive Officer, in consultation with the Company’s

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inside or outside legal counsel, in accordance with the same procedures set forth in Section D.2(a) above.

(c) The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities, due to financial hardship or other hardships only after the Insider proposing to trade has:

(i) notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade; and

(ii) certified to the Compliance Officer in writing prior to the proposed trade that he or she is not in possession of material nonpublic information concerning the Company.

(d) The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trades requested by an Insider, including hardship applicants. The Compliance Officer may reject any trading requests in its sole and reasonable discretion.

3. Exceptions

For purposes of this Policy, the Company considers that the sale of Company securities to the Company or the exercises of stock options for cash under an equity plan of the Company (but not the sale of any shares issued upon such exercise and not a cashless exercise (accomplished by a sale of a portion of the shares issued upon exercise of an option)) are exempt from this Policy since the other party to these transactions is the Company itself. In addition, for purposes of this Policy, the Company considers that bona fide gifts of the securities of the Company are exempt from this Policy.

4. 10b5-1 Trading Plans

Rule 10b5-1 under SEC rules provides an affirmative defense to insider trading allegations concerning pre-established trading plans. Among the requirements of Rule 10b5-1, the trading plan must set forth the amount, price and date of the transaction and be in writing. It is the Company’s policy that no Insider identified on Schedule A to this Policy is permitted to establish a Rule 10b5-1 trading plan unless, in consultation with the Company’s inside or outside legal counsel, the Compliance Officer or the Board of Directors have authorized such a trading plan in advance. The trading prohibitions and restrictions of this Policy do not apply to transactions in the Company’s securities made through an authorized Rule 10b5-1 trading plan.

5. Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

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E. Violations

1. Disciplinary Sanctions

Violation of this Policy or federal or state insider trading or tipping laws by any director, officer or employee, or their family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

2. Reporting Violations

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s inside or outside legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the appropriate governmental authority.

F. Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.

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SCHEDULE A

Jaguar Animal Health, Inc. (the “Company”)

Policy on Insider Trading and Tipping (the “Policy”)

Insiders subject to mandatory preclearance of trades under Section D.2(a) of the Policy

1. All directors of the Company

2. All executive officers of the Company

3. [ ]

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RECEIPT AND ACKNOWLEDGMENT

I, , hereby acknowledge that I have received and reviewed a copy of the Policy on Insider Trading and Tipping (the “Policy”) of Jaguar Animal Health, Inc. and hereby undertake to comply fully with the Policy. I understand that violation of insider trading laws may subject me to severe civil and/or criminal penalties, and that violation of the terms of the Policy may subject me to discipline by Jaguar Animal Health, Inc. up to and including termination for cause.

Signature Date

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